First Foundation Inc. (NASDAQ: FFWM) January 26, 2021

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

●	Fourth quarter net income of $22.4 million and earnings per share of $0.50.
●	Total revenues of $63.1 million in fourth quarter 2020.

● ● ● ● ●
4Q20 Key Financial Data

Profitability Metrics	4Q20	3Q20	4Q19
Return on average assets (%)	1.33	1.79	0.96
Return on average common equity (%)	13.0	18.9	10.0
Return on tangible common equity (%) (a)	15.3	22.4	12.2
Net interest margin (%)	3.19	3.03	2.88
Efficiency ratio (%) (a)	49.0	40.1	57.6

Income Statement (b)	4Q20	3Q20	4Q19
Net interest income	$51,712	$51,617	$43,888
Noninterest income	$11,362	$23,641	$10,198
Net income attributable to common	$22,366	$30,938	$15,214
Diluted earnings per common share	$0.50	$0.69	$0.34
Dividends declared per common share	$0.07	$0.07	$0.07

Balance Sheet (b)	4Q20	3Q20	4Q19
Average total loans	$5,132,081	$5,644,646	$4,942,708
Average total deposits	$5,670,959	$5,602,044	$5,059,617
Net charge-off ratio	0.02%	0.01%	0.03%
Tangible book value per share	$13.44	$13.05	$11.57
Tier 1 Leverage Ratio	8.98%	8.21%	8.25%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

●
Return on average assets of 1.33%.
●
Return on average tangible equity of 15.3%.
●
Tangible book value per share increased to $13.44.
●
Tangible common equity to tangible assets increased to 8.75%.
●
Net interest margin increased to 3.19%.
●
Record fourth quarter loan originations of $715 million.
●
Increased quarterly dividend by 29% to $0.09 per common share for first quarter 2021.

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $22.4 million, or $0.50 per diluted share, for the fourth quarter of 2020, compared to net income of $30.9 million, or $0.69 per diluted share, for the third quarter of 2020.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per common share, payable on February 15, 2021 to common stockholders of record as of February 5, 2021.

Scott F. Kavanaugh CEO

“We delivered another strong quarter of results and record year,” said Scott F. Kavanaugh, CEO. “Amidst all the uncertainty we faced in 2020, I am extremely proud of our employees and management team. I am also very grateful to our clients who entrust us with their financial matters during these times. Our banking, wealth management, and trust businesses experienced record levels of new business. We saw new loan originations of $715 million for the quarter – our strongest quarter in the bank’s history, quarterly deposit growth of $450 million, and wealth management AUM closed the year at an all-time high of $4.9 billion. Our strong pipeline shows that we are well positioned for 2021.”

David DePillo President

“The investments we made in technology proved beneficial as we were able to continue to leverage virtual technologies to serve our clients and grow our business,” said David DePillo, President. “The enhancements in efficiency are evidenced by a bank efficiency ratio of 45% in the fourth quarter. We continue to maintain strong underwriting standards, as evidenced by NPAs of 30 bps for the quarter and have no significant exposure to the industries hit hardest by the pandemic as we head into 2021.”

Investor contact: Kevin Thompson, kthompson@ff-inc.com | 949-202-4164 Media contact: Tyler Resh, tresh@ff-inc.com | 949-202-4131

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

4Q20 Highlights
Financial Results:
●
Total revenues were $63.1 million in the quarter, a decrease of 16% from the third quarter and an increase of 17% from the fourth quarter of 2019.  Excluding the $15.1 million gain on sale from the securitization in the third quarter, total fourth quarter revenues were up 5% from the third quarter.
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Nonperforming assets (“NPAs”) to total assets decreased to 0.30% from 0.32% in the third quarter.
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Return on average tangible equity of 15.3%.
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Return on average assets of 1.33%.
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Efficiency ratio of 49.0% for the quarter and 49.3% for the full year 2020.
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Total tangible shareholders’ equity of $600 million, tangible book value of $13.44 per share, an increase of 16% in 2020, and tangible common equity to tangible assets of 8.75%.
●
Net interest margin (“NIM”) increased to 3.19% from 3.03% in the third quarter.
●
Advisory and Trust divisions achieved a combined pre-tax profit margin of 19% in the quarter.

Other Activity:
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Forbearances and deferrals decreased to 0.48% of total loans, to a total of $25.4 million, from 1.1% and $55 million in the prior quarter.
●
During the quarter $26.7 million, or 16% of the total $171 million of PPP loans, were forgiven.
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Loan originations totaled $715 million for the quarter, a record for the company.
●
The allowance for credit losses for loans increased by $17 thousand in the quarter.  This change was a result of higher balances in loans held for investment and net charge-offs, partially offset by a slight improvement in the economic scenario we utilize for the CECL calculation.
●
The allowance for credit losses for investments decreased by $804 thousand in the quarter. This change was a result of lower securities balances and positive changes in expected cash flows on interest-only strip securities due to changes in the interest rate environment and decreased prepayment speeds.
●
Core deposits increased to 94% of total deposits from 90% the prior year.
●
Cost of deposits decreased to 0.41% from 0.57% in the prior quarter.
●
Declared and paid cash dividend of $0.07 per share in the quarter.
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Assets under management (“AUM”) at FFA increased to $4.9 billion, while Trust assets under advisement (“AUA”) at FFB increased to $1.1 billion.

Spotlight / Year in Review
Enhancements in Technology	Top Ranking Bank Stock

Banking clients saw the launch of online checking to pair with the existing online savings product, the introduction of Zelle®, and the ability to automatically switch direct deposits and bill payments when moving checking accounts. Wealth management clients were introduced to greater flexibility for reporting and account management.

First Foundation (Nasdaq: FFWM) was recognized by Piper Sandler as one of the top-performing bank stocks during the first two quarters of the pandemic. And for the full year, FFWM outperformed the KBW Bank Index by over 200%.

Support of Local Non-Profits	Industry Accolades

Through the Supporting Our Communities initiative, First Foundation donated $260,000 to strengthen non-profits in each of the regions it serves. Funding was provided to aide in pandemic relief and invest in programs designed to help economic stability and enhance the growth of low and moderate-income neighborhoods.

First Foundation was recognized as a Model Bank for Employee Enablement by Celent for developing an integrated back-end and front-end data warehouse and intranet designed to keep employees and data connected and in sync.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Details

Loans

Loans increased $181.3 million, or 3.5%, compared to the prior quarter to $5.3 billion as of December 31, 2020, and increased $258.5 million, or 5.1%, compared to December 31, 2019.  New loan fundings in the fourth quarter of 2020 were a quarterly record for FFB totaling $715 million, an increase of $301.2 million, or 72.8%, from the third quarter of 2020 and an increase of $162 million, or 29.3%, from the fourth quarter of 2019. New loan fundings for the year ended December 31, 2020 totaled $2.5 billion, compared to $1.9 billion for the year ended December 31, 2019. Contributing to our record quarter of loan originations, our Income Property Lending division funded $377.2 million of new multifamily loans during the fourth quarter of 2020 and $1.3 billion during the year ended December 31, 2020, while our Commercial Banking division funded $250 million of new commercial business loans during the fourth quarter of 2020 and $889 million during the year ended December 31, 2020.  Loan growth during the fourth quarter of 2020 was also impacted by loan payoffs of $534 million, compared to payoffs of $384 million in the third quarter of 2020 and $380 million in the fourth quarter of 2019. The current pipeline remains strong going into 2021.

Investment Securities

Investment securities decreased $68.3 million, or 7.7%, from the prior quarter to $814.7 million as of December 31, 2020, and decreased $200.3 million, or 19.7%, compared to December 31, 2019. The decreases in the balance of investment securities compared to the third quarter of 2020 and fourth quarter of 2019 were primarily driven by elevated prepayments in our agency mortgage backed securities portfolio.

The allowance for credit losses for investments decreased by $804 thousand to $7.2 million in the quarter. This change was a result of lower securities balances and positive changes in expected cash flows on interest-only strip securities due to changes in the interest rate environment and decreased prepayment speeds.

Deposits and Borrowings

Deposits increased $450 million, or 8.2%, during the fourth quarter of 2020 to $5.9 billion compared to the prior quarter, and increased $1 billion, or 20.9%, compared to the fourth quarter of 2019. Deposit growth during the fourth quarter of 2020 was primarily driven by an increase of $474.4 million, or 119.5%, in interest-bearing demand, primarily driven by our Specialty Deposit division, and an increase of $485.1 million, or 25.2%, in money market and savings deposits, primarily driven by our Retail Branch division and Digital Bank division. The balance of noninterest-bearing demand deposits decreased $234.2 million, or 12.4%, compared to the prior quarter, and the balance of certificates of deposit decreased $275.7 million, or 22.0%, primarily driven by our intentional run-off of brokered deposits. Noninterest-bearing demand deposits measured 28.0% of total deposits as of December 31, 2020, compared to 34.6% of total deposits as of September 30, 2020, while core deposits continued to increase and measured 94% of total deposits as of December 31, 2020, compared to 90% of total deposits as of September 30, 2020.

The $450 million growth in deposits during the fourth quarter of 2020 included increases in specialty deposits of $415 million, retail branch deposits of $170 million, and digital bank channel deposits of $73 million, which were partially offset by a $208 million decrease in wholesale brokered deposits. As of December 31, 2020, clients have utilized approximately 91% of the $164 million in PPP loan proceeds, deposited into FFB accounts, with only $15.9 million remaining at FFB.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Our loan to deposit ratio measured 89.8% as of December 31, 2020, compared to 93.9% as of September 30, 2020 and 103.3% as of December 31, 2019.

The balance of Federal Home Loan Bank (FHLB) advances decreased 1.9% in the fourth quarter of 2020 to $255 million, compared to $260 million in the third quarter of 2020, and decreased from $733 million in the fourth quarter of 2019. Borrowings decreased during the quarter as cash provided by the increase in deposits, which exceeded the growth in our assets, was used to pay down our borrowings at FFB.

Private Wealth Management and Trust Assets

Assets under management (“AUM”) at FFA increased to $4.9 billion.  The $402.7 million increase in AUM during the fourth quarter of 2020 was the net result of $184.8 million of new accounts, $357 million of portfolio gains, and terminations and net withdrawals of $139 million. AUA at FFB’s Trust Department increased $104 million to $1.1 billion during the fourth quarter of 2020.  The Advisory and Trust divisions achieved a combined pre-tax profit margin of 19% in the quarter.

Net Interest Income

Net interest income was $51.7 million for the fourth quarter of 2020, compared to $51.6 million and $43.9 million in the third quarter of 2020 and fourth quarter of 2019, respectively.  Interest income from loans decreased 3.7% to $51.5 million for the fourth quarter of 2020, compared to $55.2 million for the third quarter of 2020, driven primarily by lower average loan balances following the securitization of $553 million of loans in the third quarter. The realization of net PPP fee income of $1 million helped offset the decrease in interest income due to lower average loan balances during the fourth quarter.  Interest income from investment securities and interest-earning cash decreased 1.2% to $6.4 million for the fourth quarter of 2020, driven primarily by lower average investment securities balances compared to the prior quarter.

Interest expense decreased 38.3% to $6.2 million for the fourth quarter of 2020, compared to $10.1 million for the third quarter of 2020, and decreased 66.2% compared to $18.4 million for the fourth quarter of 2019. The decreases in interest expense were driven primarily by 26.3% and 62.7% decreases in interest expense on deposits compared to the third quarter of 2020 and fourth quarter of 2019, respectively, to $5.9 million for the fourth quarter of 2020, and due to 23 and 112 basis point lower average rates on interest-bearing deposits, that were partially offset by higher average balances of deposits, compared to the third quarter of 2020 and fourth quarter of 2019, respectively. Interest expense on FHLB advances decreased 85.5% compared to the prior quarter to $0.3 million for the fourth quarter of 2020, due to lower average balances.

Net Interest Margin

Net interest margin (NIM) increased 16 basis points to 3.19% in the fourth quarter of 2020 from 3.03% in the third quarter of 2020, and increased 31 basis points from 2.88% in the fourth quarter of 2019, as the current low interest rate environment continues to impact our NIM positively as our cost of funds have fallen faster than the yield on our earnings assets. The linked-quarter change was primarily driven by a 23 basis point decrease in the cost of interest-bearing deposits, to 0.61%, and a 71 basis point decrease in the FHLB advances to 0.46%, partially offset by a 9.1% decrease in average loans and a 6 basis point decrease in our in the yield on securities to 2.85%.

Noninterest Income

Noninterest income decreased 51.9% to $11.4 million in the fourth quarter of 2020, compared to $23.6 million in the third quarter of 2020. Noninterest income during the third quarter of 2020 included a $15.1 million gain on the

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

sale of loans related to the securitization of $553 million of multifamily loans during the quarter. On an adjusted basis, excluding the above mentioned gain during the third quarter of 2020, noninterest income increased $2.9 million, or 33.7%, during the fourth quarter of 2020 compared to the third quarter of 2020.  In addition, noninterest income increased 11.4% compared to $10.2 million in the fourth quarter of 2019.

Noninterest income during the fourth quarter of 2020 also included $6 million of investment advisory fees from Wealth Management, $1.6 million of trust administrative and consulting fees, $3.2 million from loan and servicing fees, and $0.3 million of deposit account fees. Income related to Wealth Management increased in the fourth quarter of 2020 when compared to the third quarter of 2020 due primarily to higher levels of fees earned on AUM.  Loan and servicing fees also increased in the quarter due to higher prepayment fees and a mortgage servicing right allowance expense in the third quarter of $1.3 million versus a mortgage servicing right benefit of $0.3 million in the fourth quarter.

Noninterest Expense

Noninterest expense increased 2.5% to $31.4 million for the fourth quarter of 2020, compared to $30.6 million for the third quarter of 2020, and decreased 0.9%, compared to $31.7 million for the fourth quarter of 2019. Compensation and benefits were $0.1 million lower in the fourth quarter of 2020, from $17.9 million in the third quarter of 2020, to $17.8 million in the fourth quarter of 2020. Occupancy and depreciation expenses increased by $0.4 million in the fourth quarter of 2020 when compared to the third quarter of 2020 due primarily to higher core processing costs related to higher volumes and services. Noninterest expenses for Wealth Management decreased by $0.1 million in the fourth quarter of 2020 due to lower compensation and benefits costs.

Our efficiency ratio for the fourth quarter of 2020 was 49.0%, compared to 40.1% for the third quarter of 2020. Excluding the $15.1 million gain on the sale of loans related to the securitization of $553 million of multifamily loans during the third quarter of 2020, the third quarter efficiency ratio was 50.2%, compared to 49.0% for the fourth quarter of 2020.

Income Tax Expense

We recorded an income tax expense of $9.6 million in the fourth quarter of 2020, compared to an income tax expense of $12.2 million in the third quarter of 2020, and an income tax expense of $6.5 million in the fourth quarter of 2019. Our effective tax rate for the fourth quarter of 2020 was 30.0%, compared to 28.2% for the third quarter of 2020, and 30.0% for the fourth quarter of 2019.

Asset Quality

Total nonperforming assets were $20.6 million as of December 31, 2020 and as of September 30, 2020, and increased 60.4%, from $12.9 million as of December 31, 2019. Our ratio of nonperforming assets to total assets decreased to 0.30% as of December 31, 2020, compared to 0.32% as of September 30, 2020, and increased from 0.20% as of December 31, 2019. Total delinquent loans decreased $2.5 million, or 47.2%, to $2.8 million as of December 31, 2020, compared to $5.3 million as of September 30, 2020.

Our allowance for credit losses for loans was $24.2 million, or 0.50% of total loans, as of December 31, 2020, compared to $24.2 million, or 0.52%, as of September 30, 2020 and $20.8 million, or 0.49%, as of December 31, 2019.  The slight increase in the allowance was a result of higher balances in loans held for investment and net charge-offs, partially offset by a slight improvement in the economic scenario we utilize for the CECL calculation.   Net charge-offs during the fourth quarter of 2020 were $0.2 million, or 0.2% of average loans annualized, compared

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

to net charge-offs of $0.1 million, or 0.01% of average loans annualized, for the third quarter of 2020, and $0.4 million, or 0.03% of average loans annualized, for the fourth quarter of 2019.

The ratio of the allowance for credit losses for loans to total nonperforming assets was 117.3% as of December 31, 2020, compared to 117.4% as of September 30, 2020 and 161.7% as of December 31, 2019.

Capital

As of December 31, 2020, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a "well-capitalized" depository institution, as summarized in the table below:

	As of			Well-Capitalized
	December 31,	September 30,	December 31,	Regulatory
(unaudited)	2020 [1]	2020	2019	Requirements
Tier 1 leverage ratio	8.98%	8.21%	8.22%	5.00%
Common Equity Tier 1 ratio	11.66%	10.98%	10.62%	6.50%
Tier 1 risk-based capital ratio	11.66%	10.98%	10.62%	8.00%
Total risk-based capital ratio	12.28%	11.43%	11.12%	10.00%
Tangible equity to tangible assets ratio	8.75%	9.12%	8.31%	N/A %

(1)	Regulatory capital ratios are preliminary until filing of our December 31, 2020 FDIC call report.

Stockholders' equity totaled $695.7 million as of December 31, 2020, an increase from $677.9 million and $613.9 million as of September 30, 2020 and December 31, 2019, respectively. Our tangible book value per common share increased $0.39 to $13.44 as of December 31, 2020, compared to $13.05 as of September 30, 2020, and increased $1.87 compared to $11.57 as of December 31, 2019.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 p.m. ET on January 26, 2021 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (866) 342-6659 using conference ID 7529575.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation, Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. First Foundation is comprised of an extraordinary team of financial professionals united around a single cause: to enable growth-minded individuals and businesses to boldly live the life they imagined and preserve the legacy they have worked so hard to build. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial services and products along with personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Services are offered through bank and/or wealth management branch offices in California, Nevada, and Hawaii.

Forward-Looking Statements

Statements in this report regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on March 2, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 that we filed with the SEC on May 8, 2020, our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2020 that we filed with the SEC on August 7, 2020, our Quarterly Report on Form 10-Q for the Quarter ended September 30, 2020 that we filed with the SEC on November 6, 2020, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Kevin L. Thompson EVP, Chief Financial Officer 949-202-4164 kthompson@ff-inc.com	Tyler J. Resh SVP, Director of Marketing and Strategy 949-202-4131 tresh@ff-inc.com

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,	September 30,	December 31,
(in thousands, except share and per share amounts)	2020	2020	2019
ASSETS

Cash and cash equivalents	$629,707	$282,983	$65,387
Securities available-for-sale	814,671	890,981	1,014,966
Allowance for credit losses - investments	(7,245)	(8,049)	—
Net securities	807,426	882,932	1,014,966

Loans held for sale	505,404	512,598	503,036

Loans held for investment	4,803,799	4,615,323	4,547,633
Allowance for credit losses - loans	(24,200)	(24,183)	(20,800)
Net loans	4,779,599	4,591,140	4,526,833

Investment in FHLB stock	17,250	17,250	21,519
Deferred taxes	8,603	7,157	11,079
Premises and equipment, net	8,012	8,265	8,355
Goodwill and intangibles	95,296	95,735	97,191
Other assets	105,863	83,878	66,070
Total Assets	$6,957,160	$6,481,938	$6,314,436

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$5,913,433	$5,463,813	$4,891,144
Borrowings	269,000	269,000	743,000
Accounts payable and other liabilities	79,016	71,189	66,423
Total Liabilities	6,261,449	5,804,002	5,700,567

Shareholders’ Equity
Common Stock	45	45	45
Additional paid-in-capital	433,941	433,263	433,775
Retained earnings	247,638	228,396	175,773
Accumulated other comprehensive income (loss)	14,087	16,232	4,276
Total Shareholders’ Equity	695,711	677,936	613,869
Total Liabilities and Shareholders’ Equity	$6,957,160	$6,481,938	$6,314,436

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share	December 31,	September 30,	December 31,	December 31,
and per share amounts)	2020	2020	2019	2020	2019
Interest income:
Loans	$51,549	$55,231	$54,123	$216,798	$220,951
Securities	6,045	6,107	7,304	25,688	25,004
FHLB Stock, fed funds sold and deposits	336	353	867	1,405	2,805
Total interest income	57,930	61,691	62,294	243,891	248,760

Interest expense:
Deposits	5,884	7,988	15,763	39,432	64,182
Borrowings	334	2,086	2,643	7,815	14,624
Total interest expense	6,218	10,074	18,406	47,247	78,806

Net interest income	51,712	51,617	43,888	196,644	169,954

Provision for credit losses	(233)	1,548	694	6,746	2,637

Net interest income after provision for credit losses	51,945	50,069	43,194	189,898	167,317

Noninterest income:
Asset management, consulting and other fees	7,602	7,368	7,424	29,465	28,658
Gain on sale of loans	—	15,140	—	15,140	4,218
Other income	3,760	1,133	2,774	10,042	8,900
Total noninterest income	11,362	23,641	10,198	54,647	41,776

Noninterest expense:
Compensation and benefits	17,809	17,914	16,531	73,868	69,933
Occupancy and depreciation	6,473	6,052	5,420	23,892	20,905
Professional services and marketing costs	2,165	2,077	1,644	8,045	7,417
Customer service costs	1,728	1,723	4,266	7,445	17,858
Other expenses	3,199	2,829	3,812	12,528	13,481
Total noninterest expense	31,374	30,595	31,673	125,778	129,594

Income before taxes on income	31,933	43,115	21,719	118,767	79,499
Taxes on income	9,567	12,177	6,505	34,398	23,260
Net income	$22,366	$30,938	$15,214	$84,369	$56,239

Net income per share:
Basic	$0.50	$0.69	$0.34	$1.89	$1.26
Diluted	$0.50	$0.69	$0.34	$1.88	$1.25
Shares used in computation:
Basic	44,641,800	44,625,668	44,661,852	44,639,430	44,617,361
Diluted	44,957,611	44,885,776	45,014,092	44,900,805	44,911,265

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

SELECTED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share	December 31,	September 30,	December 31,	December 31,
and per share amounts and percentages)	2020	2020	2019	2020	2019
Selected Financial Data:
Return on average assets	1.33%	1.79%	0.96%	1.26%	0.91%
Return on average equity	13.0%	18.9%	10.0%	13.0%	9.6%
Return on average tangible equity (1)	15.3%	22.4%	12.2%	15.5%	11.9%
Efficiency ratio (2)	49.0%	40.1%	57.6%	49.3%	60.8%
Net interest margin	3.19%	3.03%	2.88%	3.03%	2.87%
Cost of deposits	0.41%	0.57%	1.24%	0.73%	1.32%
Loan to deposit ratio	89.8%	93.9%	103.3%	89.8%	103.3%
Noninterest income as a % of total revenues	18.0%	31.4%	18.9%	21.7%	19.7%
Loan originations	$715,181	$413,962	$553,212	$2,493,401	$1,932,462
Assets under management	4,926,791	4,524,061	4,438,252	4,926,791	4,438,252
Tangible common equity to tangible assets	8.75%	9.12%	8.31%	8.75%	8.31%
Book value per share	$15.58	$15.19	$13.74	$15.58	$13.74
Tangible book value per share	13.44	13.05	11.57	13.44	11.57

Asset Quality:
Nonperforming assets
Nonaccrual loans	$20,628	$20,592	$12,867	$20,628	$12,867
Other real estate owned	—	—	—	—	—
Total nonperforming loans	$20,628	$20,592	$12,867	$20,628	$12,867

Loans 30 - 89 days past due	$2,650	$2,852	$10,415	$2,650	$10,415
Accruing loans 90 days or more past due	152	2,403	403	152	403

Nonperforming assets to total assets	0.30%	0.32%	0.20%	0.30%	0.20%
Loans 30 - 89 days past due to total loans	0.05%	0.06%	0.23%	0.05%	0.23%
Allowance for credit losses to loans held for investment	0.50%	0.52%	0.46%	0.50%	0.46%
Allowance for credit losses to nonaccrual loans	117.3%	117.4%	161.7%	117.3%	161.7%
Net charge-offs (recoveries) to average loans - annualized	0.02%	0.01%	0.03%	0.02%	0.02%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands)	2020	2020	2019	2020	2019
Banking:
Interest income	$57,930	$61,691	$62,294	$243,891	$248,760
Interest expense	6,179	10,024	18,318	47,078	78,450
Net interest income	51,751	51,667	43,976	196,813	170,310
Provision for credit losses	(233)	1,548	694	6,746	2,637
Noninterest income	5,297	17,976	4,206	31,567	18,844
Noninterest expense	25,784	24,949	25,582	102,019	104,367
Income before taxes on income	$31,497	$43,146	$21,906	$119,615	$82,150

Wealth Management:
Noninterest income	$6,371	$6,020	$6,262	$24,510	$24,136
Noninterest expense	5,043	5,166	5,423	21,778	21,931
Income before taxes on income	$1,328	$854	$839	$2,732	$2,205

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	39	50	88	169	356
Net interest income	(39)	(50)	(88)	(169)	(356)
Noninterest income	(306)	(355)	(270)	(1,430)	(1,204)
Noninterest expense	547	480	668	1,981	3,296
Income before taxes on income	$(892)	$(885)	$(1,026)	$(3,580)	$(4,856)

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2020	2020	2020	2020	2019
Loans
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$2,247,542	$2,084,175	$2,556,332	$2,369,081	$2,143,919
Single Family	806,014	818,436	839,537	851,443	871,181
Subtotal	3,053,556	2,902,611	3,395,869	3,220,524	3,015,100
Commercial properties	747,807	770,964	774,939	793,182	834,042
Land	55,832	57,722	65,094	68,101	70,257
Total real estate loans	3,857,195	3,731,297	4,235,902	4,081,807	3,919,399
Commercial and industrial loans	918,676	858,744	875,464	696,596	600,213
Consumer loans	18,888	18,399	18,640	17,476	16,273
Total loans	4,794,759	4,608,440	5,130,006	4,795,879	4,535,885
Deferred fees and expenses	9,040	6,883	6,806	9,634	11,748
Total	$4,803,799	$4,615,323	$5,136,812	$4,805,513	$4,547,633

Loans held for sale	$505,404	$512,598	$527,970	$520,721	$503,036

Deposits
Demand deposits:
Noninterest-bearing	$1,655,847	$1,890,028	$1,770,382	$1,315,114	$1,192,481
Interest-bearing	871,289	396,938	411,053	384,215	386,276
Money market and savings	2,407,401	1,922,264	1,643,871	1,380,903	1,334,736
Certificates of deposits	978,896	1,254,583	1,822,535	1,950,595	1,977,651
Total	$5,913,433	$5,463,813	$5,647,841	$5,030,827	$4,891,144

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2020	2020	2019	2020	2019
Average Balances:
Loans	$5,132,081	$5,644,646	$4,942,708	$5,333,968	$5,032,447
Securities	849,585	840,593	1,023,715	902,085	805,724
Total interest-earnings assets	6,480,629	6,814,550	6,114,122	6,498,143	5,921,326
Deposits: interest-bearing	3,834,901	3,769,335	3,616,384	3,775,680	3,544,346
Deposits: noninterest-bearing	1,836,058	1,832,709	1,443,233	1,595,669	1,314,296
Borrowings	260,611	698,860	583,458	612,583	625,948

Average Yield / Rate:
Loans	4.01%	3.91%	4.37%	4.06%	4.39%
Securities	2.85%	2.91%	2.85%	2.85%	3.10%
Total interest-earnings assets	3.57%	3.62%	4.07%	3.75%	4.20%
Deposits (interest-bearing only)	0.61%	0.84%	1.73%	1.04%	1.81%
Deposits (noninterest and interest-bearing)	0.41%	0.57%	1.24%	0.73%	1.32%
Borrowings	0.51%	1.19%	1.80%	1.28%	2.34%
Total interest-bearing liabilities	0.60%	0.90%	1.74%	1.08%	1.89%

Net Interest Rate Spread	2.97%	2.72%	2.33%	2.68%	2.31%

Net Interest Margin	3.19%	3.03%	2.88%	3.03%	2.87%

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)

(unaudited)

Return on average tangible common equity was calculated by excluding core deposit intangible amortization expense and the associated tax adjustment from net income and excluding average goodwill and intangibles assets from the average stockholder’s equity during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity:

	For the Quarter Ended			For the Year Ended
(in thousands, except percentages)	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Average stockholder's equity	$687,116	$653,151	$610,422	$649,032	$585,728
Less: Average goodwill and intangible assets	95,515	95,958	97,454	96,209	98,291
Average tangible common equity	591,601	557,193	512,968	552,823	487,437

Net Income (loss)	$22,366	$30,938	$15,214	$84,369	$56,239
Plus: Amortization of intangible assets expense	439	445	526	1,895	2,291
Less: Tax effect on amortization of intangible assets expense	127	129	153	549	664
Net Income (loss) available to common shareholders	22,678	31,254	15,587	85,715	57,866

Return on Average Equity(1)	13.0%	18.9%	10.0%	13.0%	9.6%
Return on Average Tangible Common Equity(2)	15.3%	22.4%	12.2%	15.5%	11.9%
Tax rate utilized for calculating tax effect on amortization of intangible assets expense	29.0%	29.0%	29.0%	29.0%	29.0%

(1)	Annualized net income (loss) divided by average stockholder’s equity.
(2)	Annualized adjusted net income (loss) available to common shareholders divided by average tangible common equity.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of noninterest expense, less amortization of intangible assets expense and FDIC insurance expense refund, to the sum of net interest income before allowance for credit losses and total noninterest income, less net gain (loss) from the sale of other real estate owned and net gain (loss) from the sale of securities.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Year Ended
(in thousands, except percentages)	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Total noninterest expense	$31,374	$30,595	$31,673	$125,778	$129,594
Less: Amortization of intangible assets expense	439	445	526	1,895	2,291
Less: FDIC insurance expense refund	—	—	—	—	(1,211)
Adjusted Noninterest expense	30,935	30,150	31,147	123,883	128,514

Net interest income	$51,712	$51,617	$43,888	$196,644	$169,954
Plus: Total noninterest income	11,362	23,641	10,198	54,647	41,776
Less: Net gain (loss) from other real estate owned	—	—	—	—	742
Less: Net gain (loss) from securities	—	—	—	—	(316)
Adjusted Revenue	63,074	75,258	54,086	251,291	211,304

Efficiency Ratio	49.0%	40.1%	57.6%	49.3%	60.8%

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2020 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO & TANGIBLE BOOK VALUE PER SHARE

(unaudited)

Tangible common equity ratio and tangible book value per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is stockholder’s equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing stockholder’s equity by basic common shares outstanding.

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

(in thousands, except per share amounts)	December 31,	September 30,	December 31,
	2020	2020	2019
Stockholder's equity	$695,711	$677,936	$613,869
Less: Goodwill and intangible assets	95,296	95,735	97,191
Tangible Common Equity	600,415	582,201	516,678

Total assets	$6,957,160	$6,481,938	$6,314,436
Less: Goodwill and intangible assets	95,296	95,735	97,191
Tangible assets	6,861,864	6,386,203	6,217,245

Equity to Asset Ratio	10.00%	10.46%	9.72%
Tangible Common Equity Ratio	8.75%	9.12%	8.31%

Book value per share	15.58	15.19	13.74
Tangible book value per share	13.44	13.05	11.57
Basic common shares outstanding	44,667,650	44,626,324	44,670,743